Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GLOBAL PARTNER ACQUISITION CORP.

February 2, 2018

Global Partner Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Global Partner Acquisition Corp.” The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on May 19, 2015 (the “Original Certificate”).

2. The Original Certificate was restated, integrated and amended by the provisions of the Amended and Restated Certificate of Incorporation (the “First Amended and Restated Certificate”) which was duly adopted by the Board of Directors of the Corporation (the “Board”) and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (as amended, the “DGCL”) on July 29, 2015.

3. An amendment to the First Amended and Restated Certificate was duly adopted by the Board and the stockholders of the Corporation in accordance with Section 242 of the DGCL on August 3, 2017.

4. This Second Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) was duly adopted by the Board and the stockholders of the Corporation in accordance with Sections 242 and 245 of the DGCL.

5. This Amended and Restated Certificate integrates and amends and restates provisions of the First Amended and Restated Certificate. Certain capitalized terms used in this Amended and Restated Certificate are defined where appropriate herein.

6. The text of the First Amended and Restated Certificate, as amended, is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the Corporation is Purple Innovation, Inc.

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

ARTICLE III

REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808, New Castle County, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is Three Hundred and Five Million (305,000,000) shares, consisting of (a) Two Hundred and Ten Million (210,000,000) shares of class A common stock, par value $0.0001 per share (the “Class A Common Stock”), (b) Ninety Million (90,000,000) shares of class B common stock, par value $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”) and (c) Five Million (5,000,000) shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of any of the Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased, in each case by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of any of the Class A Common Stock, Class B Common Stock or Preferred Stock voting separately as a class will be required therefor. Notwithstanding the foregoing, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding plus, in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with (i) the exchange of Class B Common Stock and Class B Units (as defined in Article XI) pursuant to the Exchange Agreement (as defined in Article XI) and (ii) the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class A Common Stock.

Section 4.2 Renaming of Existing Common Stock. Upon this Amended and Restated Certificate becoming effective pursuant to the DGCL, each share of the Corporation’s common stock, par value $0.0001 per share, issued and outstanding or held in treasury, shall automatically and without any action on the part of the holder thereof be renamed as and become one share of Class A Common Stock.

Section 4.3 Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board is hereby expressly authorized to provide for the issuance of shares of the Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designations (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.4 Common Stock.

(a) Voting Rights.

(1) Each holder of Class A Common Stock, as such, will be entitled to one vote for each share of Class A Common Stock held of record by the holder on all matters on which stockholders generally are entitled to vote.

(2) Each holder of Class B Common Stock, as such, will be entitled to one vote for each share of Class B Common Stock held of record by the holder on all matters on which stockholders are generally entitled to vote.

(3) Except as otherwise required by the DGCL or this Amended and Restated Certificate, the holders of Common Stock will vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of such Preferred Stock).

(4) Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate (including a Preferred Stock Designation), the holders of the Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of the Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Dividends and Distributions.

(1) Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Class A Common Stock shall be entitled to receive dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

(2) Except as set forth in Section 4.4(b)(3) with respect to stock dividends, dividends and other distributions shall not be declared or paid on the Class B Common Stock.

(3) In no event will any stock dividends, stock splits, reverse stock splits, combinations of stock, reclassifications or recapitalizations be declared or made on any Class A Common Stock or Class B Common Stock, as the case may be, unless contemporaneously therewith (a) all shares of Class A Common Stock and Class B Common Stock at the time outstanding are treated in the same proportion and the same manner and (b) the stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization has been reflected in the same economically equivalent manner with respect to all Class A Units (as defined in Article XI) and Class B Units. Stock dividends with respect to Class A Common Stock may be paid only with Class A Common Stock. Stock dividends with respect to Class B Common Stock may be paid only with Class B Common Stock; provided, that the deemed transfer and retirement of shares of Class B Common Stock to the Corporation in accordance with terms and conditions of the Exchange Agreement shall not be a transaction subject to this Section 4.4(b)(3).

(c) Liquidation, Dissolution or Winding Up. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the rights of the holders of Class B Common Stock to exchange their shares of Class B Common Stock and Class B Units for shares of Class A Common Stock in accordance with the Exchange Agreement (or for the consideration payable in respect of shares of Class A Common Stock in such voluntary or involuntary liquidation, dissolution or winding up), in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of (i) the Class A Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Class A Common Stock held by them, and (ii) the Class B Common Stock shall not be entitled to receive any amount of the remaining assets. Except as otherwise provided above with respect to the exchange rights of holders of the Class B Common Stock under the terms of the Exchange Agreement, the holders of shares of Class B Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of the Corporation, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(d) Transfer of Class B Common Stock.

(1) A holder of Class B Common Stock may only transfer such Class B Common Stock (or a fraction thereof) to a transferee if the holder also transfers a corresponding number of Class B Units to the transferee (as such number may be adjusted to reflect equitably any stock split, subdivision, combination or similar change with respect to the Class B Units or Class B Common Stock).

(2) Any purported transfer of shares of Class B Common Stock in violation of the restriction described in Section 4.4(d)(l) (the “Restriction”) shall be null and void. If, notwithstanding the foregoing prohibition, a person shall, voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (“Purported Owner”) of shares of Class B Common Stock in violation of the Restriction, then the Purported Owner shall not obtain any rights in and to such shares of Class B Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Corporation’s transfer agent (the “Transfer Agent”).

(3) Upon a determination by the Board that a person has attempted or may attempt to transfer or to acquire Restricted Shares in violation of the Restriction, the Board may take such action as it deems advisable to refuse to give effect to such transfer or acquisition on the books and records of the Corporation, including without limitation to cause the Transfer Agent to maintain the Purported Owner’s transferor as the record owner of the Restricted Shares, and to institute proceedings to enjoin or rescind any such transfer or acquisition.

(e) Legends. All certificates or book entries representing shares of Class B Common Stock (or fractions thereof), as the case may be, shall bear a legend substantially in the following form:

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE CERTIFICATE OF INCORPORATION (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

(f) Fractional Shares. The Class B Common Stock may be issued and transferred in fractions of a share which shall entitle the holder to exercise voting rights and to have the benefit of all other rights of holders of Class B Common Stock. Subject to the Restriction, holders of shares of Class B Common Stock (or fractions thereof) shall be entitled to transfer fractions thereof and the Corporation shall, and shall cause any transfer agent with respect to the Class B Common Stock to, facilitate any such transfers, including by issuing certificates or making book entries representing any such fractional shares.

(g) Transfer Taxes. The issuance of shares of Class A Common Stock upon the exchange of Class B Common Stock and Class B Units under the terms of the Exchange Agreement will be made without charge to the holders of the shares of Class B Common Stock and of the Class B Units for any stamp or other similar tax in respect of the issuance, unless any such shares of Class A Common Stock are to be issued in a name other than that of the then record holder of the shares of Class B Common Stock and Class B Units being exchanged, in which case the Person or Persons requesting the issuance thereof will pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in the issuance or will establish to the reasonable satisfaction of the Corporation that the tax has been paid or is not payable.

Section 4.5 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Amended and Restated Certificate or the Amended and Restated Bylaws (“Bylaws”) of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation at the time this Amended and Restated Certificate of Incorporation becomes effective, until such time as such number may be changed pursuant to the succeeding sentence, shall be fixed at seven (7). The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Whole Board. For purposes of this Amended and Restated Certificate, “Whole Board” shall mean the total number of directors the Corporation would have if there were no vacancies.

(b) A director shall hold office until the next annual meeting and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(c) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3 Newly Created Directorships and Vacancies. Newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, with or without cause by the affirmative vote of holders of a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5 Preferred Stock – Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Whole Board shall be required to adopt, amend, alter or repeal the Bylaws pursuant to the preceding sentence. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws, and provided further, however, that (i) no Bylaws hereafter adopted by the stockholders shall invalidate any prior act or the Board that would have been valid had such Bylaws not been adopted and (ii) any provision of the Bylaws which states that it may be changed by the unanimous vote of the entire or whole Board of Directors may only be changed by the Board by such vote.

ARTICLE VII

MEETINGS OF STOCKHOLDERS

Section 7.1 Meetings. Subject to the rights of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Whole Board.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 No Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders, and may not be effected by written consent of the stockholders.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

AMENDMENT OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL.

ARTICLE X

EXCLUSIVE FORUM

Section 10.1. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including a beneficial owner) of the Corporation to bring (i) any derivative action, suit or proceeding brought or purporting to be brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (iii) any action, suit or proceeding asserting a claim against the Corporation or any of its current or former directors, officers or employees arising pursuant to any provision of the DGCL, this Amended and Restated Certificate or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action, suit or proceeding asserting a claim against the Corporation or any of its current or former directors, officers or employees governed by the internal affairs doctrine, except for, as to each of clauses (i) through (iv), any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or for which the Court of Chancery does not have subject matter jurisdiction.

Section 10.2. Personal Jurisdiction. If any action the subject matter of which is within the scope of Section 10.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 10.1 immediately above (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 10.3. If any provision of this Article X shall be held to be invalid, illegal or unenforceable as applied to any person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance to such person and of the remaining provisions of this Article X (including, without limitation, each portion of any sentence of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) to such person, and the application of such provision to other persons and circumstances, shall not in any way be affected or impaired thereby. Any person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have received notice of and consented to the provisions of this Article X.

ARTICLE XI

DEFINITIONS

As used in this Amended and Restated Certificate, the term:

(a) “Class A Units” has the meaning set forth in the Purple LLC Agreement.

(b) “Class B Units” has the meaning set forth in the Purple LLC Agreement.

(c) “Exchange Agreement” means that certain Exchange Agreement to be entered into in connection with the closing of the transactions contemplated by the Merger Agreement, as the same may be amended, restated, supplemented and/or otherwise modified from time to time.

(d) “Merger Agreement” means that certain Merger Agreement dated as of November 2, 2017 by and among the Corporation, Purple Innovation, LLC, InnoHold, LLC, PRPL Acquisition, LLC and the Parent Representative (as defined therein), as the same may be amended, restated, supplemented and/or otherwise modified from time to time.

(e) “Purple LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of Purple Innovation, LLC, to be entered into in connection with the closing of the transactions contemplated by the Merger Agreement, as the same may be amended, restated, supplemented and/or otherwise modified from time to time.

ARTICLE XII

BUSINESS COMBINATION REQUIREMENTS; EXISTENCE

Section 12.1 General.

(a) The provisions of this Article XII shall apply during the period commencing upon the effectiveness of this Amended and Restated Certificate and terminating upon the consummation of the Corporation’s initial Business Combination and no amendment to this Article XII shall be effective prior to the consummation of the initial Business Combination unless approved by the affirmative vote of the holders of at least sixty-five percent (65%) of all then outstanding shares of the Common Stock.

(b) Immediately after the consummation of the Corporation’s initial public offering of securities (the “Offering”), a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the Securities and Exchange Commission on June 12, 2015, as amended (the “Registration Statement”), was deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earlier of (i) the completion of the initial Business Combination and (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination by February 5, 2018. Holders of shares of the Corporation’s Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are affiliates of Global Partner Sponsor I LLC, (the “Sponsor”) or officers or directors of the Corporation) are referred to herein as “Public Stockholders.”

Section 12.2 Redemption and Repurchase Rights.

(a) Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed or repurchased upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections 12.2(b) and 12.2(c) (such rights of such holders to have their Offering Shares redeemed or repurchased pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption or repurchase price per share determined in accordance with Section 12.2(b) hereof (the “Redemption Price”); provided, however, that the Corporation shall not redeem or repurchase Offering Shares to the extent that such redemption or repurchase would result in the Corporation having net tangible assets (as determined in accordance with Rule 3a51-l(g)(l) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of less than $5,000,001 (such limitation hereinafter called the “Redemption Limitation”). Notwithstanding anything to the contrary contained in this Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.

(b)

(i) Repurchase Rights. Unless the Corporation offers to redeem the Offering Shares as described in Section 12.2(b)(ii), it shall offer to repurchase the Offering Shares pursuant to a tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act (such rules and regulations hereinafter called the “Tender Offer Rules”) which it shall commence prior to the consummation of the initial Business Combination and shall file tender offer documents with the Securities and Exchange Commission that contain substantially the same financial and other information about the initial Business Combination and the Redemption Rights as is required under Regulation 14A of the Exchange Act (such rules and regulations hereinafter called the “Proxy Solicitation Rules”), even if such information is not required under the Tender Offer Rules. If the Corporation offers to repurchase the Offering Shares (and has not otherwise withdrawn the tender offer), the Redemption Price per share of the Common Stock payable to holders of the Offering Shares tendering their Offering Shares pursuant to such tender offer shall be equal to, subject to the Redemption Limitation, the quotient obtained by dividing: (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the date of the commencement of the tender offer, including interest (which interest shall be net of taxes payable), by (ii) the total number of then outstanding Offering Shares.

(ii) Redemption Rights. If a stockholder vote is required by law to approve the proposed initial Business Combination or the Corporation decides to hold a stockholder vote on the proposed initial Business Combination for business or other legal reasons, the Corporation shall offer to redeem the Offering Shares at a Redemption Price per share of the Common Stock payable to holders of the Offering Shares exercising their Redemption Rights (irrespective of whether they voted in favor or against the Business Combination) equal to, subject to the Redemption Limitation, the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest (which interest shall be net of taxes payable), by (b) the total number of then outstanding Offering Shares.

(c) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination pursuant to a proxy solicitation, a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), shall be restricted from seeking Redemption Rights with respect to 10% or more of the Offering Shares.

(d) In the event that the Corporation has not consummated a Business Combination by February 5, 2018, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and less up to $50,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

(e) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed Business Combination only if (i) such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination and (ii) the Redemption Limitation is not exceeded.

Section 12.3 Distributions from the Trust Account.

(a) A Public Stockholder shall be entitled to receive funds from the Trust Account only as provided in Sections 12.2(a), 12.2(b), 12.2(d) or 12.7 hereof. In no other circumstances shall a Public Stockholder have any right or interest of any kind in or to distributions from the Trust Account, and no stockholder other than a Public Stockholder shall have any interest in or to the Trust Account.

(b) Each Public Stockholder that does not exercise its Redemption Rights shall retain its interest in the Corporation and shall be deemed to have given its consent to the release of the remaining funds in the Trust Account to the Corporation, and following payment to any Public Stockholders exercising their Redemption Rights, the remaining funds in the Trust Account shall be released to the Corporation.

(c) The exercise by a Public Stockholder of the Redemption Rights shall be conditioned on such Public Stockholder following the specific procedures for redemptions set forth by the Corporation in any applicable tender offer or proxy materials sent to the Corporation’s Public Stockholders relating to the proposed initial Business Combination. Payment of the amounts necessary to satisfy the Redemption Rights properly exercised shall be made as promptly as practical after the consummation of the initial Business Combination.

Section 12.4 Share Issuances. Prior to the consummation of the Corporation’s initial Business Combination, the Corporation shall not issue any additional shares of capital stock of the Corporation that would entitle the holders thereof to receive funds from the Trust Account or vote on any Business Combination.

Section 12.5 Transactions with Affiliates. In the event the Corporation enters into an initial Business Combination with a target business that is affiliated with the Sponsor, or the directors or officers of the Corporation, the Corporation, or a committee of the independent directors of the Corporation, shall obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority or a qualified independent accounting firm that such Business Combination is fair to the Corporation from a financial point of view.

Section 12.6 No Transactions with Other Blank Check Companies. The Corporation shall not enter into a Business Combination with another blank check company or a similar company with nominal operations.

Section 12.7 Additional Redemption Rights. If, in accordance with Section 12.l(a), any amendment is made to Section 12.2(d) that would affect the substance or timing of the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not consummated a Business Combination by February 5, 2018, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding Offering Shares; provided, however, that any such redemption shall be subject to the Redemption Limitation.

Section 12.8 Minimum Value of Target. So long as the Corporation’s securities are listed on the Nasdaq Stock Market, the Corporation’s Business Combination must occur with one or more target businesses that together have a fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the Business Combination.

[Signature page to follow]

IN WITNESS WHEREOF, Global Partner Acquisition Corp. has caused this Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of the date first set forth above.

GLOBAL PARTNER ACQUISITION CORP.

By:	/s/ Paul Zepf
Name:	Paul Zepf
Title:	Chief Executive Officer